                                                                   Exhibit 10(n)

================================================================================


                             AMENDED AND RESTATED
                      STOCK AND ASSET PURCHASE AGREEMENT

                                    between

                        ZENITH ELECTRONICS CORPORATION

                                      and

                         LG ELECTRONICS ALABAMA, INC.




                         Dated as of November 9, 1999

================================================================================

                               TABLE OF CONTENTS

                                                                                  Page
                                                                                  ----
1. Sale and Purchase ...........................................................     2
     1.1  Sale and Purchase of Shares ..........................................     2
     1.4  Closing ..............................................................     3
     1.6  Purchase Price Adjustment ............................................     4

2. Representations and Warranties of the Seller ................................     6
     2.1  Authorization, etc ...................................................     6
     2.2  Title to Shares, Capitalization, etc .................................     6
     2.4  No Conflicts, etc ....................................................     8
     2.5  Corporate Status .....................................................     8
     2.6  Financial Statements .................................................     9
     2.7  Litigation ...........................................................    10
     2.8  Compliance with Laws and Instruments; Consents .......................    10
     2.9  Brokers, Finders, etc. ...............................................    12
     2.10 Disclosure ...........................................................    12

3. Representations and Warranties of the Buyer .................................    12
     3.1  Corporate Status; Authorization, etc .................................    13
     3.2  No Conflicts, etc ....................................................    13
     3.3  Brokers, Finders, etc ................................................    14

4. Covenants of the Seller .....................................................    14
      4.1 Conduct of Business ..................................................    14
      4.2 Access and Information ...............................................    17
      4.3 Governmental Filings .................................................    18
      4.4 Further Actions ......................................................    19
      4.5 Further Assurances ...................................................    20
      4.6 Insurance ............................................................    21

5. Covenants of the Buyer ......................................................    22
     5.1 Further Actions .......................................................    22

6. Covenants of the Buyer and the Seller .......................................    23
     6.1 Taxes .................................................................    23
     6.2 Employees .............................................................    24

7. Conditions Precedent ........................................................    24
     7.1  Conditions to Obligations of Each Party ..............................    24
            7.1.1 No Injunction, etc ...........................................    24
            7.1.2 Restructuring of Seller ......................................    25
     7.2  Conditions to Obligations of the Buyer ...............................    25
            7.2.1 Representations, Performance .................................    25
            7.2.2 Delivery of Shares ...........................................    25
            7.2.3 Delivery of Purchased Equipment ..............................    26

                                                                               Page
                                                                               ----
            7.2.5  Audit of Specified Equipment ..............................   26
            7.2.6  Delivery of Schedules .....................................   26
            7.2.7  Consents; Licenses ........................................   30
            7.2.8  Resignation of Directors ..................................   31
            7.2.9  FIRPTA Certificate ........................................   31
            7.2.10 No Material Adverse Effect ................................   31
            7.2.11 Corporate and Other Proceedings ...........................   31
     7.3   Conditions to Obligations of the Seller ...........................   32
             7.3.1 Representations, Performance, etc .........................   32
             7.3.2 Corporate Proceedings .....................................   32

8.  Termination ..............................................................   32
      8.1   Termination ......................................................   32
      8.2   Effect of Termination ............................................   33

9.  Indemnification ..........................................................   33
      9.1   Indemnification by the Seller ....................................   33
      9.2   Claims for Indemnification .......................................   34
      9.3   Payment Adjustments, etc .........................................   34
      9.4   Indemnification Procedures .......................................   35
      9.5   Tax Treatment of Indemnity Payments ..............................   37

10. Definitions ..............................................................   37
      10.1  Terms Generally ..................................................   37
      10.2  Certain Terms ....................................................   37

11. Miscellaneous ............................................................   50
      11.1  Expenses .........................................................   50
      11.2  Notices ..........................................................   51
      11.3  Governing Law, etc ...............................................   52
      11.4  Binding Effect ...................................................   54
      11.5  Assignment .......................................................   54
      11.6  No Third Party Beneficiaries .....................................   54
      11.7  Amendment; Waivers, etc ..........................................   54
      11.8  Entire Agreement .................................................   55
      11.9  Severability .....................................................   56
      11.10 Headings .........................................................   56
      11.11 Counterparts .....................................................   56

                                                                           Page
                                                                           ----
                                   SCHEDULES

Schedule 2.5(a)   - Organization
Schedule 2.5(b)   - Qualification
Schedule 2.8(a)   - Exceptions to Compliance
Schedule 2.8(b)   - Consents
Schedule 3.2      - Consents
Schedule 4.1      - Conduct of Business: Permitted Bonuses or Advances
Schedule 7.2.6(a) - Personal Property
Schedule 7.2.6(b) - Real Property
Schedule 7.2.6(c) - Intellectual Property
Schedule 7.2.6(d) - Contracts
Schedule 7.2.6(e) - Insurance
Schedule 7.2.6(f) - Environmental Matters
Schedule 7.2.6(g) - Employees; Labor Matters, etc.
Schedule 7.2.6(h) - Employee Benefit Plans; ERISA
Schedule 7.2.6(i) - Accounts Receivable
Schedule 7.2.6(j) - Products
Schedule 7.2.6(k) - Bank Accounts
Schedule 7.2.6(l) - Consents

                             AMENDED AND RESTATED
                      STOCK AND ASSET PURCHASE AGREEMENT

          AMENDED AND RESTATED STOCK AND ASSET PURCHASE AGREEMENT ("Agreement"),
                                                                    ---------
dated as of November 9, 1999, among Zenith Electronics Corporation, a Delaware corporation (the "Seller"), and LG Electronics Alabama, Inc., an Alabama
                  ------
corporation (the "Buyer").
                  -----

                             W I T N E S S E T H:
                             - - - - - - - - - -

          WHEREAS, the Seller wishes to sell substantially all of the outstanding capital stock of Partes de Television de Reynosa, a Mexican sociedad anonima de capital variable and a wholly-owned subsidiary of the Seller (the "Company") to the Buyer, and the Buyer wishes to purchase such shares from the Seller, on the terms and conditions and for the consideration described in this Agreement (defined terms having the meanings indicated in Section 10);

          WHEREAS, as of the Closing Date, the authorized capital stock of the Company will consist of 72,000 shares of Series B-1 common stock, par value 1 Mexican currency per share, and 70,504,292 shares of Series B-2 common stock, par value 1 Mexican currency per share;

          WHEREAS, as of the Closing Date, the Seller will have title to 71,979 shares of Series B-1 common stock and 70,504,292 shares of Series B-2 common stock of the Company (the "Zenith Shares"), Zenith Texas will have title to 20 shares of Series B-1 common stock of the Company (the "Zenith Texas Shares") and Ms. Beverly Wyckoff will have title to one share of Series B-1 common stock of the Company (the "Wyckoff Share");

          WHEREAS, the Seller wishes to sell the Purchased Equipment to the Buyer, and the Buyer wishes to purchase the Purchased Equipment, on the terms and conditions and for the consideration described in this Agreement;

          NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made herein and of the mutual benefits to be derived herefrom, the parties hereto agree as follows:

          1. Sale and Purchase.
             -----------------

          1.1 Sale and Purchase of Shares. Subject to the terms and conditions
              ---------------------------
of this Agreement, at the Closing (as defined in Section 1.4), the Seller will, and will cause Ms. Beverly Wyckoff to, sell, and the Buyer will purchase, respectively, the Zenith Shares and the Wyckoff Share (together, the "Purchased Shares").

          1.2 Sale and Purchase of Purchased Equipment. Subject to the terms and
              ----------------------------------------
conditions of this Agreement, at the Closing, the Seller will cause Zenith Texas to sell, transfer, convey, assign and deliver to the Buyer, and the Buyer will purchase and accept from Zenith Texas, all right, title and interest of Zenith Texas in and to the Purchased Equipment.

          1.3 Initial Purchase Amount. The Buyer will pay for the delivery of
              -----------------------
the Purchased Shares and the Purchased Equipment in advance on the date hereof by the cancellation of Notes, held by the Buyer, in an aggregate principal amount equal to the sum of the Initial Purchase Amount plus $5,733,870.83 (representing the appraised value of the Reynosa Leveraged Lease Equipment less depreciation expense). The calculation of the Initial Purchase Amount shall be described in reasonable detail in a special purpose balance sheet of the Company (the "Initial Balance
                                                               ---------------
Sheet") delivered on the date hereof and acceptable to both the Seller and the
-----
Buyer. The Initial Balance Sheet shall be based on the unaudited balance sheet of the Company as of August 31, 1999 prepared in accordance with Mexican GAAP and the following principles which, in the event of conflict with Mexican GAAP, shall control: (i) Specified Equipment owned by Zenith Texas shall be included
                -
in the Initial Balance Sheet as though owned by the Company and valued at the amount shown on the Greenwich Industrial Services, LLC appraisal, dated April 1, 1998, less depreciation expense from August 7, 1998 through August 31, 1999, plus capital expenditures from August 7, 1998 through August 31, 1999 approved by the Buyer, (ii) Specified Real Property consisting of the Trailer Parking
               --
Area shall be valued at $550,000 and all other Specified Real Property shall be valued at the amount shown on the Insignia/ESG, Inc. report, dated April 1998, less depreciation expense from August 7, 1998 through August 31, 1999, plus capital expenditures from August 7, 1998 through August 31, 1999 approved by the Buyer and (iii) any line items reflecting inventory owned by the Company shall
           ---
be eliminated.

          1.4 Closing. The closing of the sale and purchase of the Purchased
              -------
Shares and the Purchased Equipment (the "Closing") shall take place at the
                                         -------
offices of Kirkland & Ellis, 200 East Randolph Drive, Chicago, IL 60601, at 10:00 a.m., Chicago time, on or about December 31, 1999 (the "Closing Date"). At the Closing, the Seller shall deliver, or cause to be delivered, to the Buyer:
(i) free and clear of any Liens, one or more certificates
 -
representing the Purchased Shares, duly endorsed or accompanied by stock powers in favor of the Buyer, and accompanied by all requisite stock transfer stamps,
(ii) such appropriately executed bills of sale, assignments and other
 --
instruments of transfer relating to the transfer of the Purchased Equipment, free and clear of any Liens, from Zenith Texas to the Buyer, in form and substance reasonably satisfactory to the Buyer and its counsel, (iii) such UCC
                                                                 ---
and other Lien searches and such duly executed UCC-3 termination statements and other releases, in each case as the Buyer or its counsel shall reasonably request for the Purchased Equipment and (iv) such other documents as the Buyer
                                         --
or its counsel may reasonably request to demonstrate satisfaction of the conditions and compliance with the covenants set forth in this Agreement.


          1.5 Risk of Loss. Until the Closing, any loss of or damage to the
              ------------
Purchased Equipment from fire, casualty or any other occurrence not covered by insurance payable to the Buyer shall be the sole responsibility of the Seller.

          1.6 Purchase Price Adjustment. (a) Delivery of Closing Balance Sheet.
              -------------------------      ---------------------------------
As promptly as practicable, but no later than 90 days after the Closing Date, the Seller will cause to be prepared and delivered to the Buyer a special purpose balance sheet of the Company (including the notes thereto, the "Closing
                                                                        -------
Balance Sheet"). The Closing Balance Sheet shall be based on an audited balance
-------------
sheet of the Company as of December 31, 1999 prepared in accordance with Mexican GAAP and the following principles which, in the event of conflict with Mexican GAAP, shall control: (i) Specified Equipment owned by Zenith Texas shall be
                      -
included in the Closing Balance Sheet as though owned by the Company and valued at the amount shown on the Greenwich Industrial Services, LLC appraisal, dated April 1, 1998, less depreciation expense from August 7, 1998 through December 31, 1999, plus capital expenditures from August 7, 1998 through December 31, 1999 approved by the Buyer, (ii) Specified Real Property consisting
                                          --
of the Trailer Parking Area shall be valued at $550,000 and all other Specified Real Property shall be valued at the amount shown on the Insignia/ESG, Inc. report, dated April 1998, less depreciation expense from August 7, 1998 through December 31, 1999, plus capital expenditures from August 7, 1998 through December 31, 1999 approved by the Buyer and (iii) any line items reflecting
                                             ---
inventory owned by the Company shall be eliminated. The Closing Balance
Sheet must be reasonably acceptable to the Buyer.

          (b) Adjustment and Payment. The Initial Purchase Amount shall be (i)
              ----------------------                                        -
increased dollar for dollar by the amount by which the Net Book Value shown on the Closing Balance Sheet exceeds the Net Book Value shown on the Initial Balance Sheet or (ii) decreased dollar for dollar by the amount by which the Net
                  --
Book Value shown on the Closing Balance Sheet is less than the Net Book Value shown on the Initial Balance Sheet; provided, however, that the Initial Purchase
                                    --------  -------
Amount shall be adjusted pursuant to this Section 1.6(b) only if the amount of such adjustment exceeds $100,000. Any adjustments to the Initial Purchase Amount made pursuant to this Section 1.6(b) shall be paid by wire transfer in immediately available funds to an account specified by the party to whom such payment is owed within five business days after the delivery of the Closing Balance Sheet.

          (c) No Limitation. The Buyer's rights to indemnification pursuant to
              -------------
Section 9 (and any limitations on such rights) shall not be deemed to limit, supersede or otherwise affect the Buyer's rights to a full purchase amount adjustment pursuant to this Section 1.6.

          2. Representations and Warranties of the Seller. The Seller represents
             --------------------------------------------
and warrants to the Buyer as follows, as of the date hereof and as of the Closing Date:

          2.1 Authorization, etc. The Seller has full corporate power and
              ------------------
authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of the Seller's obligations hereunder, and the consummation of the transactions contemplated hereby, have been duly authorized by all requisite corporate action of the Seller. The Seller has duly executed and delivered this Agreement. This Agreement constitutes the legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its respective terms.

          2.2 Title to Shares, Capitalization, etc. (a) Title. As of the Closing
              ------------------------------------      -----
Date, the Seller will own, beneficially and of record, the Zenith Shares, free and clear of any Liens, Zenith Texas will own, beneficially and of record, the Zenith Texas Shares, free and clear of any Liens, and Ms. Beverly Wyckoff will own, beneficially and of record, the Wyckoff Share, free and clear of any Liens. Upon the delivery of and payment for the Purchased Shares at the Closing as provided for in this Agreement, the Buyer will acquire good and valid title to all the Purchased Shares, free and clear of any Lien other than any Lien created by the Buyer.

          (b) Authorized Capital Stock of the Company. As of the date hereof,
              ---------------------------------------
the authorized capital stock of the Company consists of 22,000 shares of Series A common stock, par value 1,000 Mexican currency per share, 67,444,598 shares of Series B common stock, par value 1,000 Mexican currency per share, and 3,059,694 shares of Series C common stock, par value 1,000 Mexican currency per share, all of which shares are issued and outstanding. As of the Closing Date, the authorized capital stock of the Company will consist of 72,000 shares of Series B-1 common stock, par value 1 Mexican currency per share, and 70,504,292 shares of Series B-2 common stock, par value 1 Mexican currency per share, all of which shares will be issued and outstanding. All of the issued and outstanding shares of the Company are as of the date hereof, and will be as of the Closing Date, duly authorized and validly issued and fully paid and nonassessable.

          (c) No Equity Rights. There are no preemptive or similar rights on the
              ----------------
part of any holders of any class of securities of the Company. Except for this Agreement, no subscriptions, options, warrants, conversion or other rights, agreements, commitments, arrangements or understandings of any kind obligating any member of the Seller Group or any other Person, contingently or otherwise, to issue or sell, or cause to be issued or sold, any shares of capital stock of any class of the Company, or any securities convertible into or exchangeable for any such shares, are outstanding, and no authorization therefor has been given. There are no outstanding contractual or other rights or obligations to or of any member of the Seller Group or any other Person to repurchase, redeem or otherwise acquire any outstanding shares or other equity interests of the Company.

          2.3 Purchased Equipment. Zenith Texas has good and marketable title to
              -------------------
the Purchased Equipment, free and clear of all Liens other than any Liens created by the Buyer.

          2.4 No Conflicts, etc. To the best of the Seller's knowledge and
              -----------------
belief, the execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time or both), create in any other Person a right or claim of termination, amendment, or require modification, acceleration or cancellation of, or result in the creation of any Lien (or any obligation to create any Lien) upon any of the properties or assets of the Seller or the Company (including, without limitation, the Purchased Equipment) under, (a) any Law applicable to any member of the Seller Group or
                   -
any of their respective properties or assets, (b) any provision of any of the
                                               -
Organizational Documents of any member of the Seller Group or (c) any Contract,
                                                               -
or any other agreement or instrument to which any member of the Seller Group is a party or by which any of their respective properties or assets may be bound, except, in the case of this clause (c), for violations and defaults that, individually and in the aggregate, could not reasonably be expected to have or result in a Material Adverse Effect or to impair materially the ability of the Seller to perform its obligations hereunder.

          2.5 Corporate Status. (a) Organization. Each of the Seller and the
              ----------------      ------------
Company is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization, which jurisdiction is set forth on

Schedule 2.5(a), and has full corporate power and authority to conduct its business and to own or lease and to operate its properties as and in the places where such business is conducted and such properties are owned, leased or operated.

          (b) Qualification. The Company is duly qualified or licensed to do
              -------------
business and in good standing in each of the jurisdictions specified in Schedule 2.5(b), which includes each jurisdiction in which the nature of its business or the properties owned or leased by it makes such qualification or licensing necessary.

          (c) Organizational Documents. The Seller has delivered to the Buyer
              ------------------------
complete and correct copies of the Organizational Documents of the Company, as amended, modified or waived through and in effect on the date hereof. Each of the Organizational Documents of the Company is in full force and effect. The Company is not in violation of any of the provisions of its Organizational Documents. The minute books of the Company, which have heretofore been made available to the Buyer, correctly reflect in all material respects (i) all
                                                                    -
corporate actions taken by the stockholders that the stockholders were required by applicable Law to take, (ii) all corporate actions taken by the directors of
                            --
the Company that the board of directors of the Company was required by applicable Law to take and (iii) all other corporate actions taken by the
                            ---
stockholders and directors of the Company (including by any committee of the board of directors of the Company).

          2.6 Financial Statements. (a) The Seller has delivered to the Buyer
              --------------------
complete and correct copies of the Financial Statements.

          (b) The Financial Statements are complete and correct in all respects, have been derived from the accounting books and records of the Company, and have been prepared in accordance with Mexican generally accepted accounting principles, except as forth in the report of the Company's independent public accountants, dated April 13, 1999, attached thereto ("Mexican GAAP"), applied on
                                                      ------------
a consistent basis throughout the periods presented in the Financial Statements subject, in the case of interim unaudited Financial Statements, only to normal recurring year-end adjustments.

          (c) The balance sheets included in the Financial Statements present fairly the financial position of the Company as at the respective dates thereof, and the statements of income, statements of stockholder's equity and statements of cash flows included in such Financial Statements present fairly the results of operations and cash flows of the Company for the respective periods indicated.

          2.7 Litigation. There is no Litigation pending or, to the knowledge of
              ----------
any member of the Seller Group, threatened by, against or affecting any member of the Seller Group or any of its properties or assets, that, individually or in the aggregate, could reasonably be expected to materially impair the ability of the Seller to perform its obligations hereunder. There are no outstanding orders, judgments, decrees or injunctions issued by any Governmental Authority against the Company or in connection with the Purchased Equipment.

          2.8 Compliance with Laws and Instruments; Consents. (a) Compliance.
              ----------------------------------------------      ----------
Except as set forth on Schedule 2.8(a), (i) the Company is not in conflict with
                                         -
or in violation or breach of or default under (and there exists no event that, with notice or passage of time or both, would constitute a conflict, violation, breach or default with, of or under) (x) any Law applicable to it or any of its
                            -
properties, assets, operations or business, (y) any provision of its
                                             -
Organizational Documents, or (z) any Contract, or any other agreement or
                              -
instrument to which it is party or by which it or any of its properties or assets is bound or affected, except in the case of the foregoing clauses (x) and
(z) for any such conflicts, breaches, violations and defaults that, individually or in the aggregate, could not reasonably be expected to have or result in a Material Adverse Effect, or to materially impair the ability of the Seller to perform its obligations hereunder, and (ii) no member of the senior management
                                        --
of the Company has received any notice or has knowledge of any claim alleging any such conflict, violation, breach or default.

          (b) Consents. Except as specified in Schedule 2.8(b), no Governmental
              --------
Approval or other Consent is required to be obtained or made by any member of the Seller Group in connection with the execution and delivery of this Agreement, except for Consents the failure of which to be made or obtained, individually and in the aggregate, could not reasonably be expected to have or result in a Material Adverse Effect, or to impair materially the ability of the Seller to perform its obligations hereunder or the ability of the Buyer, following the Closing, to continue to operate the Purchased Equipment or the business of the Company.

          (c) Governmental Filings. To the best of the Seller's knowledge and
              --------------------
belief, each registration, report, statement, notice or other filing requested or required to be filed by the Company with any Governmental Authority under any applicable Law has been timely filed, and when filed complied and continues to comply with applicable Law. As of their respective dates, none of such registrations, reports, statements, notices or other filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          2.9  Brokers, Finders, etc. All negotiations relating to this
               ---------------------
Agreement and the transactions contemplated hereby have been carried on without the participation of any Person acting on behalf of any member of the Seller Group in such a manner as to, and the transactions contemplated hereby will not otherwise, give rise to any valid claim against the Company or the Buyer for any brokerage or finder's commission, fee or similar compensation, or for any bonus payable to any officer, director, employee, agent or representative of or consultant to the Company upon consummation of the transactions contemplated hereby.

          2.10 Disclosure. This Agreement and each certificate or other
               ----------
instrument or document furnished by or on behalf of any member of the Seller Group to the Buyer or any agent or representative of the Buyer pursuant hereto or in connection herewith, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein in light of the circumstances under which they were made, not misleading.

          3.  Representations and Warranties of the Buyer. The Buyer represents
              -------------------------------------------
and warrants to the Seller as follows, as of the date hereof and as of the Closing Date:

          3.1 Corporate Status; Authorization, etc. The Buyer is a corporation
              ------------------------------------
duly incorporated, validly existing and in good standing under the laws of the State of Alabama. The Buyer has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby, have been duly authorized by all requisite corporate action of the Buyer. The Buyer has duly executed and delivered this Agreement. This Agreement constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its respective terms.

          3.2 No Conflicts, etc. The execution, delivery and performance by the
              -----------------
Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not conflict with, contravene, result in a violation or breach of or default under (with or without the giving of notice or the lapse of time, or both), create in any other Person a right or claim of termination, amendment, modification, acceleration or cancellation of, or result in or require the creation of any Lien (or any obligation to create any Lien) on any of the properties or assets of the Buyer under (a) any Law applicable to the
                                                -
Buyer or any of its properties or assets, (b) any provision of any of the
                                           -
Organizational Documents of the Buyer, or (c) any contract, agreement or other
                                           -
instrument to which the Buyer is a party or by which its properties or assets may be bound, except, in the case of clause (c), for violations and defaults that, individually and in the aggregate, would not materially impair the ability of the Buyer to perform its obligations hereunder. Except as specified in Schedule 3.2, no Governmental Approval or other Consent is required to be obtained or made by the Buyer in connection with the execution and delivery of this Agreement, or the consummation of the transactions contemplated hereby, except for Consents the failure of which to be made or obtained, individually and in the aggregate, would not materially impair the ability of the Buyer to perform its obligations hereunder.

          3.3 Brokers, Finders, etc. All negotiations relating to this Agreement
              ---------------------
and the transactions contemplated hereby have been carried on without the participation of any Person acting on behalf of the Buyer or any of its Affiliates in such manner as to, and the transactions contemplated hereby will not otherwise, give rise to any valid claim against the Seller for any brokerage or finder's commission, fee or similar compensation.

          4.  Covenants of the Seller.
              -----------------------

          4.1 Conduct of Business. On and after the date hereof to the Closing
              -------------------
Date, except as expressly permitted or required by this Agreement or as otherwise expressly consented to by the Buyer in writing, the Seller will, and will cause the Company to:

              (1) carry on its business in, and only in, the ordinary course of business, in substantially the same manner as heretofore conducted, and use all reasonable best efforts to preserve intact its present business organization, keep available the services of its present officers and significant employees, and preserve its relationships with customers, suppliers and others having business dealings with it, to the end that its goodwill and going business shall be in all material respects unimpaired following the Closing;

              (2) not declare dividends on, or redeem or repurchase any shares of, any class of its capital stock, increase any obligations of the Company with respect to Indebtedness, repay any loans or other amounts outstanding to the Seller or any of its Affiliates, make capital expenditures in excess of $100,000 in any case or $1,000,000 in the aggregate, pay any bonuses or advances against salaries except as set forth on Schedule 4.1, prepay any accounts payable, delay payment of any trade payables other than in the ordinary course of business, or make any other cash payments other than in the ordinary course of business;

              (3) maintain all of the tangible properties and assets owned, leased, occupied, operated or used by it in good repair, working order and operating condition subject only to ordinary wear and tear;

              (4) not transfer, assign, mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other Lien, any of its assets;

              (5) use all reasonable best efforts to keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it;

              (6) pay accounts payable and other obligations, when they become due and payable, in the ordinary course of business;

              (7) perform in all material respects all of its obligations under any Contracts, agreements or other instruments relating to or affecting the Purchased Equipment, any of the properties and assets of the Company or the business of the Company;

              (8) not enter into or assume any Contract (including, without limitation, any Contract relating to the purchase of raw materials or other supplies), or enter into or permit any amendment, supplement, waiver, extension or other modification in respect thereof, except for such Contracts and amendments, supplements, waivers, extensions and modifications thereof that, individually and in the aggregate, are not material to the Company or the Purchased Equipment and that are entered into, assumed or permitted in the ordinary course of business and following prior notice to and consent of the Buyer;

              (9) maintain its books of account and records in the usual, regular and ordinary manner consistent with past policies and practice;

              (10) comply in all material respects with all Laws applicable to it or any of its properties, assets or business;

              (11) not compromise, settle, grant any waiver or release relating to or otherwise adjust any Litigation, except in the ordinary course of business, and following prior notice to and consultation with the Buyer;

              (12) not cause or permit any amendment, supplement, waiver or modification to or of any of its Organizational Documents;

              (13) use all reasonable best efforts to maintain the Company's good standing in its jurisdiction of organization and in the jurisdictions in which it is qualified to do business as a foreign corporation and to maintain all Governmental Approvals and other Consents necessary for the conduct or operation of, or otherwise material to, the Purchased Equipment or the business of the Company;

               (14) not merge or consolidate with, or agree to merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire, any business, business organization or division thereof, or any other Person;

               (15) not take any action or omit to take any action, which action or omission would result in a breach of any of the representations and warranties set forth in Section 2.9;

               (16) promptly advise the Buyer in writing of any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, could reasonably be expected to have or result in a Material Adverse Effect or a breach of this Section 4.1;

               (17) not agree or otherwise commit to take any of the actions described in the foregoing paragraphs (1) through (14); and

               (18) conduct all Tax affairs relating to the Company only in the ordinary course of business, in substantially the same manner as heretofore conducted and in good faith in substantially the same manner as such affairs would have been conducted if this Agreement had not been entered into.

               4.2  Access and Information. (a) So long as this Agreement
                    ----------------------
remains in effect, the Seller will (and will cause each other member of the Seller Group, and each of the Representatives of or to any member of the Seller Group, to) give the Buyer and its Representatives full access during reasonable business hours to all of such Person's respective properties, assets, books, contracts, commitments, reports and records relating to the Company and the Purchased Equipment, and furnish to them all such documents, records and information with respect to the Purchased Equipment and the properties, assets and business of the Company and copies of any work papers relating thereto as the Buyer shall from time to time reasonably request. In addition, the Seller will, and will cause each member of the Seller Group to, permit the Buyer and its Representatives, reasonable access during reasonable business hours to each member of the Seller Group, the Company's lenders, customers and suppliers, other Persons with whom the Company does or has done business, and other Representatives or other personnel of any member of the Seller Group, as may be necessary or useful to the Buyer in its judgement in connection with its review of the Purchased Equipment and the properties, assets and business of the Company and the above-mentioned documents, records and information. The Seller will, and will cause each member of the Seller Group to, keep the Buyer generally informed as to all matters relating to the Purchased Equipment or the business of the Company.

          (b) The Seller will, and will cause each other member of the Seller Group (other than the Company after the Closing) to, retain all books and records relating to the Purchased Equipment and the Company in accordance with the Seller's record retention policies as presently in effect. During the seven-year period beginning on the Closing Date, the Seller shall not dispose of or permit the disposal of any such books and records not required to be retained under such policies without first giving 60 days' prior written notice to the Buyer offering to surrender the same to the Buyer at the Buyer's expense.

          4.3 Governmental Filings. From the date hereof to and including the
              --------------------
Closing Date, the Seller will timely file, or cause to be timely filed, and concurrently deliver to the Buyer, copies of each registration, report, statement, notice or other filing requested or required to be filed by the Company with any Governmental Authority under any applicable Law. All such registrations, reports, statements, notices and other filings shall comply with applicable Law. As of their respective dates, none of such registrations, reports, statements, notices or other filings shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          4.4 Further Actions. (a) The Seller shall use all reasonable best
              ---------------
efforts to take or cause to be taken all actions, and to do or cause to be done all other things, necessary, proper or advisable in order for the Seller to fulfill and perform its obligations in respect of this Agreement, or otherwise to consummate and make effective the transactions contemplated hereby.

          (b) The Seller shall (and shall cause each other member of the Seller Group to), as promptly as practicable, (i) make, or cause to be made, all
                                        -
filings and submissions required under any Law applicable to any member of the Seller Group, and give such reasonable undertakings as may be required in connection therewith, and (ii) use all reasonable best efforts to obtain or
                           --
make, or cause to be obtained or made, all Governmental Approvals and Consents necessary to be obtained or made by any member of the Seller Group, in each case in connection with this Agreement, the sale and transfer of the Purchased Shares pursuant hereto, or the consummation of the other transactions contemplated hereby.

          (c) The Seller shall, and shall cause each other member of the Seller Group to, coordinate and cooperate with the Buyer in exchanging such information and supplying such reasonable assistance as may be reasonably requested by the Buyer in connection with the filings and other actions contemplated by Sections 5.1.

          (d) At all times prior to the Closing Date, the Seller shall promptly notify the Buyer in writing of any fact, condition, event or occurrence that could reasonably be expected to result in the failure of any of the conditions contained in Sections 7.1 and 7.2 to be satisfied, promptly upon becoming aware of the same.

          (e) If any third party whose Consent is required to transfer the benefit of any Contract or Governmental Approval to Buyer (the "Rights") does
                                                                ------
not consent to such transfer, the Seller shall, at the request of the Buyer and to the extent permitted by Law, enforce, use, carry out and comply with such Right against such Person as agent of the Buyer, at the Buyer's cost and expense and for the Buyer's exclusive benefit.

          4.5 Further Assurances. Following the Closing Date, the Seller shall,
              ------------------
from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably be requested by the Buyer, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby, or otherwise to carry out the intent and purposes of this Agreement (which include the transfer to the Buyer of the ownership and intended related benefits of the Specified Equipment and the Specified Real Property).

          4.6 Insurance. (a) In the event that, after the Closing, the Buyer or
              ---------
any of its Affiliates (including but not limited to the Company or any successor thereto) shall suffer any loss, arising out of a third party claim or otherwise, that the Buyer in good faith notifies the Seller would be covered by any insurance policy maintained by or for the benefit of any member of the Seller Group (an "Insured Claim"), the Seller shall, and shall cause each member of the
           -------------
Seller Group to, present and diligently prosecute a claim for payment under such policy in respect of such loss, and pay to the Buyer the proceeds of such claim under such policy as reimbursement in respect of the amount of such loss, subject to the provisions of this Section 4.6.

          (b) The amount of proceeds of any such insurance claim to be paid over to the Buyer shall be limited to the amount actually received by the Seller Group from its insurers with respect to such claim (net of any self-insured retention amount, deductible amount, or other amount that the Seller Group is required to reimburse its insurers under its contractual agreements with them, in each case with respect to such claim), minus the aggregate amount of all reasonable out-of-pocket expenses incurred by the Seller Group in presenting and prosecuting such claim (to the extent not paid or reimbursed by its insurers). The Buyer shall reimburse the Seller, upon written demand by the Seller (accompanied by evidence reasonably satisfactory to the Buyer), for such amount as the Seller is required to pay and does pay by way of retrospective premium adjustment in respect of such insurance policy on account of any payment by the insurer thereunder in respect of such claim.

          (c) Nothing contained in this Section 4.6 shall require any member of the Seller Group to keep in force and effect after the Closing any insurance coverage in effect at the time of the Closing. The Seller will give the Buyer
(x) 30 days' prior written notice before any member of the Seller Group
 -
terminates any insurance coverage in effect at the time of the Closing and applicable to the Company and (y) prompt written notice in the event that any
                               -
member of the Seller Group receives notice from the insurer providing such coverage that such coverage is being cancelled or is not being renewed.

          5. Covenants of the Buyer.
             ----------------------

          5.1 Further Actions. (a) The Buyer shall use all reasonable efforts to
              ---------------
take or cause to be taken all actions, and to do or cause to be done all other things (including the provision of information in the Buyer's possession), necessary, proper or advisable in order for the Buyer to fulfill and perform its obligations in respect of this Agreement, or otherwise to consummate and make effective the transactions contemplated hereby.

          (b) The Buyer shall, as promptly as practicable, (i) make, or cause to
                                                            -
be made, all filings and submissions required under any Law applicable to the Buyer, and give such reasonable undertakings as may be required in connection therewith, and (ii) use all reasonable efforts to obtain or make, or cause to be
                --
obtained or made, all Governmental Approvals and Consents necessary to be obtained or made by the Buyer, in each case in connection with this Agreement, the sale and transfer of the Purchased Shares pursuant hereto, or the consummation of the other transactions contemplated hereby. The Buyer will coordinate and cooperate with the Seller in exchanging such information and supplying such reasonable assistance as may be reasonably requested by the Seller in connection with the filings and other actions contemplated by Section 4.4.

          (c) At all times prior to the Closing Date, the Buyer shall promptly notify the Seller in writing of any fact, condition, event or occurrence that could reasonably be expected to result in the failure of any of the conditions contained in Sections 7.1 and 7.3 to be satisfied, promptly upon becoming aware of the same.

          6. Covenants of the Buyer and the Seller.
             -------------------------------------

          6.1 Taxes. (a) Termination of Existing Tax Sharing Arrangements. As of
              -----      ------------------------------------------------
the Closing Date, all existing tax sharing agreements and arrangements (other than any tax sharing agreement or arrangement provided herein) between the Company, on the one side, and the Seller or any Non-Company Affiliate, on the other side, shall be terminated, and no additional payments shall be made thereunder. After the Closing, neither the Company, the Seller, nor the Non-Company Affiliates shall have any further rights or liabilities under any such agreements or arrangements for any taxable period (whether the current year, a future year, or a past year).

          (b) Seller's Responsibilities. The Seller shall be responsible for and
              -------------------------
shall pay (i) to the extent not accrued on the Closing Balance Sheet, any
           -
liability for any income, profit, sales, use, value added, transfer, excise, custom duties or other similar taxes (including all interest and penalties thereon and additions thereto) imposed on, asserted against or incurred by the Company with respect to any taxable period (or a portion thereof) ending on or prior to the Closing Date, and (ii) any liability for Taxes of the Seller or any
                                --
other entity which, prior to the Closing, is or has been affiliated with the

Company. On or prior to the Closing Date, the Seller shall use its best efforts to obtain a ruling from the appropriate Mexican taxing authority indicating that no liability with respect to "Mexican excise taxes" for the period prior to the Closing Date will be due and payable after the Closing Date.

          6.2 Employees. On or before the Closing Date, the Seller and the Buyer
              ---------
shall agree upon (i) the treatment of any employees involved in the business of
                  -
the Company but employed by a member of the Seller Group (other than the Company) and any associated liabilities and (ii) the manner, if any, in which
                                             --
such agreement shall be reflected in the adjustment of the Initial Purchase Amount pursuant to Section 1.6.

          7. Conditions Precedent.
             --------------------

          7.1 Conditions to Obligations of Each Party. The obligations of the
              ---------------------------------------
Seller and the Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

          7.1.1 No Injunction, etc. Consummation of the transactions
                ------------------
contemplated hereby shall not have been restrained, enjoined or otherwise prohibited or made illegal by any applicable Law, including any order, injunction, decree or judgment of any court or other Governmental Authority; and no such Law that would have such an effect shall have been promulgated, entered, issued or determined by any court or other Governmental Authority to be applicable to this Agreement. No action or proceeding shall be pending or threatened by any Governmental Authority or other Person on the Closing Date before any court or other Governmental Authority to restrain, enjoin or otherwise prevent the consummation of the transactions contemplated hereby, or to recover any material damages or obtain other material relief as a result of such transactions, or that otherwise relates to the application of any such Law.

          7.1.2 Restructuring of Seller. The transactions contemplated under the
                -----------------------
Restructuring Agreement shall have been consummated.

          7.2 Conditions to Obligations of the Buyer. The obligations of the
              --------------------------------------
Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment on or prior to the Closing Date of the following additional conditions, which the Seller agrees to use reasonable efforts to cause to be fulfilled:

          7.2.1 Representations, Performance. (a) The representations and
                ----------------------------
warranties of the Seller contained in Section 2 (i) shall be true and correct in
                                                 -
all material respects at and as of the date hereof, and (ii) shall be repeated
                                                         --
and shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date.

          (b) The Seller shall have in all material respects duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by the Seller prior to or on the Closing Date.

          (c) The Seller shall have delivered to the Buyer a certificate, dated the Closing Date and signed by the Seller, to the effect set forth above in this
Section 7.2.1.

          7.2.2 Delivery of Shares. At the Closing, the Seller shall have
                ------------------
delivered, and shall have caused Ms. Beverly Wyckoff to deliver, all of the certificates for, respectively, the Zenith Shares and the Wyckoff Share as provided in Section 1.4.

          7.2.3 Delivery of Purchased Equipment. At the Closing, the Seller
                -------------------------------
shall have caused Zenith Texas to execute and deliver to the Buyer all bills of sale, assignments and other instruments necessary to transfer to the Buyer good and marketable title to the Purchased Equipment as provided in Section 1.4.

          7.2.4 Delivery of Specified Real Property. The Company shall have good
                -----------------------------------
and marketable title to the Specified Real Property, free and clear of any Liens.

          7.2.5 Audit of Specified Equipment. The Buyer shall have completed, to
                ----------------------------
its reasonable satisfaction, an audit of the Specified Equipment.

          7.2.6 Delivery of Schedules. On or before the Closing Date, the Seller
                ---------------------
shall have delivered to the Buyer the following:

          (a) Personal Property. (1) A complete and correct list of (i) all
              -----------------                                      -
tangible personal property owned by the Company, (ii) the Specified Equipment
                                                  --
and (iii) the Reynosa Leveraged Lease Equipment; including but not limited to
     ---
buildings, machinery, equipment and motor vehicles, setting forth the location of such property; and (2) a complete and correct list of all tangible personal property leased by the Company, including but not limited to buildings, machinery, equipment and motor vehicles, setting forth the location of such property.

          (b) Real Property. (1) A complete and correct list of all Owned Real
              -------------
Property (including the Specified Real Property) setting forth the address and owner of each parcel of Owned Real Property and describing all improvements thereon; (2) a complete and correct list of all Leases setting forth the address, landlord and tenant for each Lease; and (3) correct and complete copies of the Leases.

          (c) Intellectual Property. (1) A complete and correct list of all
              ---------------------
Intellectual Property that is owned by the Company; and (2) all written or oral agreements or arrangements (i) pursuant to which the Company has licensed
                            -
Intellectual Property to, or the use of Intellectual Property is otherwise permitted (through non-assertion, settlement or similar agreements or otherwise) with respect to, any other Person (including any member of the Seller Group) or
(ii) pursuant to which the Company has had Intellectual Property licensed to it,
 --
or has otherwise been permitted to use Intellectual Property (through non-assertion, settlement or similar agreements or otherwise), in each case to the extent material to the operation of the Purchased Equipment or the business of the Company.

          (d) Contracts. (1) A complete and correct list, as of the Closing
              ---------
Date, of all Contracts; (2) complete and correct copies of all written Contracts; and (3) accurate descriptions of all material terms of all oral Contracts.

          (e) Insurance. A complete and correct list and summary description of
              ---------
all insurance policies maintained (at the Closing Date or at any time during the two years immediately preceding the Closing Date) by or on behalf of the Company.

          (f) Environmental Matters. All information, including, without
              ---------------------
limitation, all studies, analyses and test results, in the possession, custody or control of or otherwise known to any member of the Seller Group relating to
(i) the environmental conditions on, under or about the Real Property or other properties or assets owned, leased, operated or used by the Company or any predecessor in interest thereto at the present time or in the past and (ii) any Hazardous Materials used, managed, handled, transported, treated, generated, stored or Released by any member of the Seller Group or any other Person on, under, about or from any of the Real Property, or otherwise in connection with the use or operation of any of the Purchased Equipment or any of the properties and assets of the Company.

          (g) Employees; Labor Matters, etc. (1) A complete and correct list of
              -----------------------------
any collective bargaining agreement to which the Company is a party or by which the Company is bound; (2) a complete and correct list of any labor unions or other organizations representing, purporting to represent or attempting to represent any employees employed by the Company; and (3) a complete and correct list and summary description of all labor disputes subject, at the Closing Date, to any grievance procedure, arbitration or litigation and all representation petitions pending or threatened with respect to any employee of the Company.

          (h) Employee Benefit Plans; ERISA. (1) A true and complete list of
              -----------------------------
each Plan that identifies each of the Plans that is an "employee benefit plan" subject to ERISA; and (2) with respect to each Plan, complete and correct copies of each of the following documents (including all amendments to such documents):

               (i) the Plan or a written description of any Plan not in writing;

               (ii) the two most recent annual reports and actuarial reports if required under ERISA;

               (iii) the most recent summary plan description with respect thereto if required under ERISA or any comparable provision of foreign law;

               (iv) if the Plan or any obligations thereunder are funded through a trust, insurance contract or any other funding vehicle, the trust, insurance contract or other funding agreement and the two most recent financial statements thereof;

               (v) the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under section 401(a) of the Code or, in the case of any non-U.S. Plan, the most recent determination letter or tax qualification approval with respect to any such non-U.S. plan that is intended to be tax-qualified; and

               (vi) communications that the Seller or any of its Subsidiaries has received from or sent to the PBGC, the Department of Labor, the Internal Revenue Service or any comparable agency of any foreign governmental authority concerning any termination of, withdrawal from or appointment of a trustee to administer any plan or the failure or alleged failure to comply with any provision of ERISA, the Code or comparable law of a foreign jurisdiction with respect to any Plan, including any existing written description of any such oral communication.

          (i)  Accounts Receivable. (1) A complete and accurate aging of all
               -------------------
accounts receivable of the Company as of the end of each monthly period since October 31, 1999; and (2) a complete and accurate list of any account receivable of the Company reflected on the Initial Balance Sheet and any account receivable arising after the date of the Initial Balance Sheet and reflected on the books of the Company that is uncollectible or subject to counterclaim or offset, except to the extent reserved against thereon.

          (j)  Products. Complete and correct copies of the standard terms and
               --------
conditions of sale or lease for each of the products or services of the Company (containing applicable guaranty, warranty and indemnity provisions).

          (k)  Bank Accounts. A complete and correct list setting forth the
               -------------
names of each bank in which the Company has an account or safe deposit or lock box, the account or box number, as the case may be, and the name of every person authorized to draw thereon or having access thereto.

          (l)  Consents. A complete and correct list of all Governmental
               --------
Approvals and other Consents necessary for, or otherwise material to, the operation of the Purchased Equipment or the business of the Company.

          7.2.7 Consents; Licenses. (a) All Governmental Approvals and Consents
                ------------------
required to be made or obtained by the Seller or the Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby shall have been made or obtained, except for Consents (other than Governmental Approvals) the failure of which to be made or obtained, individually and in the aggregate, could not reasonably be expected to have or result in a Material Adverse Effect, or to materially impair the ability of the Seller or the Buyer to perform their respective obligations hereunder or the ability of the Buyer, following the Closing, to continue to operate the Purchased Equipment or the business of the Company. Complete and correct copies of all such Governmental Approvals and Consents shall have been delivered to the Buyer.

          (b) The Company shall have received the licenses, in form and substance satisfactory to the Buyer in its reasonable judgment, in respect of Intellectual Property under licenses specified or required to be specified pursuant to Section 7.2.6(c).

          7.2.8  Resignation of Directors. All directors and officers of the
                 ------------------------
Company whose resignations shall have been requested by the Buyer not less than five days prior to the Closing Date shall have submitted their resignations or been removed from office effective as of the Closing Date.

          7.2.9  FIRPTA Certificate. The Seller shall have delivered to the
                 ------------------
Buyer a certificate, as contemplated under and meeting the requirements of section 1.1445-2(b)(2)(i) of the Treasury Regulations, to the effect that the Seller is not a foreign person within the meaning of the Code and applicable Treasury Regulations.

          7.2.10 No Material Adverse Effect. No event, occurrence, fact,
                 --------------------------
condition, change, development or effect shall exist or have occurred or come to exist or been threatened since December 31, 1998 that, individually or in the aggregate, has had or resulted in, or could reasonably be expected to become or result in, a Material Adverse Effect.

          7.2.11 Corporate and Other Proceedings. All corporate, partnership and
                 -------------------------------
other proceedings of each member of the Seller Group in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Buyer and its counsel in their reasonable judgement, and the Buyer and its counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

          7.3 Conditions to Obligations of the Seller. The obligation of the
              ---------------------------------------
Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or prior to the Closing Date, of the following additional conditions, which the Buyer agrees to use reasonable efforts to cause to be fulfilled:

          7.3.1 Representations, Performance, etc. (a) The representations and
                ---------------------------------
warranties of the Buyer contained in Section 3 (i) shall be true and correct in all material respects at and as of the date hereof and (ii) shall be repeated and shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made at and as of such time.

          (b) The Buyer shall have in all material respects duly performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

          (c) The Buyer shall have delivered to the Seller a certificate dated the Closing Date and signed by the Buyer to the effect set forth above in this
Section 7.3.1.

          7.3.2 Corporate Proceedings. All corporate proceedings of the Buyer in
                ---------------------
connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Seller and their counsel in their reasonable judgement, and the Seller and their counsel shall have received all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

          8. Termination.
             -----------

          8.1 Termination. This Agreement may be terminated at any time prior to
              -----------
the Closing Date:

          (a) By the written agreement of the Buyer and the Seller; or

          (b) By either the Buyer or the Seller by written notice to the other party if the Restructuring Agreement shall have terminated.

          8.2 Effect of Termination. In the event of the termination of this
              ---------------------
Agreement pursuant to the provisions of Section 8.1, this Agreement shall become void and have no effect, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, Representatives, stockholders or Affiliates, except for any liability resulting from such party's breach of this Agreement.

          9. Indemnification.
             ---------------

          9.1 Indemnification by the Seller. The Seller covenants and agrees to
              -----------------------------
defend, indemnify and hold harmless each of the Buyer, its Affiliates, the Company and their respective officers, directors, employees, agents, advisers and representatives (collectively, the "Buyer Indemnitees") from and against,
                                        -----------------
and pay or reimburse the Buyer Indemnitees for, any and all claims, demands, liabilities, obligations, losses, fines, costs, expenses, royalties, Litigation, deficiencies or damages (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including interest and penalties with respect thereto and out-of-pocket expenses and reasonable attorneys', consultants' and accountants' fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder (collectively, "Losses"),
                                                                   ------
resulting from or arising out of:

               (1) any liability of the Company which existed at the Closing Date but was not reflected in the Closing Balance Sheet to the extent such Loss is incurred on or before December 31, 2000;

               (2) the termination on or before December 31, 2000 of the employment of any employee involved in the business of the Company that was employed by a member of the Seller Group as of the Closing Date, up to an amount not to exceed $6 million;

               (3) all Environmental Conditions; or

               (4) to the extent not covered by Section 9.1(1) above, any tax liability described in Section 6.1(b).

               9.2 Claims for Indemnification. All claims for indemnification
                   --------------------------
pursuant to this Section 9 shall be delivered as provided in Section 11.2.

               9.3 Payment Adjustments, etc. (a) Any indemnity payment made by
                   -------------------------
the Seller to the Buyer Indemnitees pursuant to this Section 9 in respect of any claim shall be net of an amount equal to (x) any insurance proceeds realized by
                                          -
and paid to the Indemnified Party minus (y) any related costs and expenses,
                                         -
including the aggregate cost of pursuing any related insurance claims plus any correspondent increases in insurance premiums or other chargebacks. The Indemnified Party shall use its reasonable efforts to make insurance claims relating to any claim for which it is seeking indemnification pursuant to this
Section 9; provided, that the Indemnified Party shall not be obligated to make
           --------
such an insurance claim if the Indemnified Party in its reasonable judgment believes that the cost of pursuing such an insurance claim together with any correspondent increase in insurance premiums or other chargebacks to the Indemnified Party or the Company, as the case may be, would exceed the value of the claim for which the Indemnified Party is seeking indemnification pursuant to this Section 9.

               (b) The provisions of this Section 9 shall in no way limit, supersede or otherwise affect the rights of any party under Section 1.6, and nothing contained in Section 1.6 relating to an adjustment to the Initial Purchase Amount shall limit, supersede or otherwise affect the rights of any party under this Section 9; provided, that no party shall be entitled to be
                            --------
compensated more than once for the same Loss.

               9.4 Indemnification Procedures. In the case of any claim asserted
                   --------------------------
by a third party against a party entitled to indemnification under this Agreement (the "Indemnified Party"), notice shall be given by the Indemnified
                -----------------
Party to the party required to provide indemnification (the "Indemnifying
                                                             ------------
Party") promptly after such Indemnified Party has actual knowledge of any claim
-----
as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any claim or any litigation resulting therefrom, provided, that (i)
                                                                            -
counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party may participate in such defense at such Indemnified Party's expense, and (ii) the failure of any Indemnified Party to give notice as
              --
provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that such failure results in a lack of actual notice to the Indemnifying Party and such Indemnifying Party is materially prejudiced as a result of such failure to give notice. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In the event that the Indemnified Party shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely the Indemnified Party's (or any of its Affiliate's) Tax liability or the ability of the Company to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party, provided, that if the Indemnified Party does so
                                --------
take over and assume control, the Indemnified Party shall not settle such claim or litigation without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand, and shall be entitled to settle or agree to pay in full such claim or demand. In any event, the Seller and the Buyer shall cooperate in the defense of any claim or litigation subject to this Section 9 and the records of each shall be available to the other with respect to such defense.

          9.5 Tax Treatment of Indemnity Payments. Any payment made pursuant
              -----------------------------------
to this Section 9 shall be treated for Tax purposes as an adjustment to the Initial Purchase Amount, as adjusted, unless otherwise required by law.

          10. Definitions.
              -----------

          10.1 Terms Generally. The words "hereby", "herein", "hereof",
               ---------------
"hereunder" and words of similar import refer to this Agreement as a whole (including any Schedules hereto) and not merely to the specific section, paragraph or clause in which such word appears. All references herein to Articles, Sections and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement unless the context shall otherwise require. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The definitions given for terms in this Section 10 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to "dollars" or "$" shall be deemed references to the lawful money of the United States of America.

          10.2 Certain Terms. Whenever used in this Agreement (including in the
               -------------
Schedules), the following terms shall have the respective meanings given to them below or in the Sections indicated below:

     Affiliate: of a Person means a Person that directly or indirectly through
     ---------
one or more intermediaries, controls, is controlled by, or is under common control with, the first Person, including but not limited to a Subsidiary of the first Person, a Person of which the first Person is a Subsidiary, or another Subsidiary of a Person of which the first Person is also a Subsidiary. "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

     Agreement: this Amended and Restated Stock and Asset Purchase Agreement,
     ---------
including the Schedules hereto.

     Buyer: as defined in the introductory paragraph of this Agreement.
     -----

     CERCLA: the Comprehensive Environmental Response, Compensation and
     ------
Liability Act, as amended, 42 U.S.C. (S) 9601 et seq.
                                              -- ---

     Closing: as defined in Section 1.4.
     -------
     Closing Balance Sheet: as defined in Section 1.6.
     ---------------------
     Closing Date: as defined in Section 1.4.
     ------------
     Code: the Internal Revenue Code of 1986, as amended.
     ----
     Company: as defined in the first recital to this Agreement.
     -------
     Consent: any consent, approval, authorization, waiver, permit, grant,
     -------
franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice of, with or to any Person.

     Contract: all loan agreements, indentures, letters of credit (including
     --------
related letter of credit applications and reimbursement obligations), mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, surety obligations, warranties, licenses, franchises, permits, powers of attorney, purchase orders, leases, and other agreements, contracts, instruments, obligations, offers, commitments, arrangements and understandings, written or oral, to which the Company is a party or by which it or any of its properties or assets may be bound or affected, in each case as amended, supplemented, waived or otherwise modified, that are of the types listed in clauses (a) through (o) below:

     (a) leases, subleases, licenses, occupancy agreements, permits, franchises, insurance policies, agreements, Governmental Approvals and other Contracts concerning or relating to the Real Property;

     (b) employment, consulting, severance, agency, bonus, compensation, or other trusts, funds and other Contracts (other than the Plans) relating to or for the benefit of current, future or former employees, officers, directors, sales representatives, distributors, dealers, agents, independent contractors or consultants (whether or not legally binding), including sales agency or distributorship agreements or arrangements for the sale of any of the products or services of the Company;

     (c) loan agreements, indentures, letters of credit (including related letter of credit applications and reimbursement obligations), mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, guarantees, instruments and other contracts relating to the borrowing of money or obtaining of or extension of credit;

     (d) licenses, licensing arrangements and other Contracts providing in whole or in part for the use of, or limiting the use of, any Intellectual Property;

     (e) finder's Contracts;

     (f) joint venture, partnership and similar Contracts involving a sharing of profits or expenses;

     (g) stock purchase agreements, asset purchase agreements and other acquisition or divestiture agreements, including but not limited to any agreements relating to the acquisition, lease or disposition of the Company, any material assets or properties (including the Purchased Equipment) (other than sales of inventory made in the ordinary course of business), any business, or any capital stock of or other interest in any Person by the Seller or the Company, within the last five years, or involving continuing indemnity or other obligations;

     (h) Contracts prohibiting or materially restricting the ability of the Company to conduct the business of the Company, to use or operate any of its assets, to engage in any business or operate in any geographical area or to compete with any Person;

     (i) orders and other Contracts for the purchase or sale of materials, supplies, products or services, involving aggregate payments in excess of $100,000 in each case or $1,000,000 in the aggregate;

     (j) orders and other Contracts with or for the direct or indirect benefit of the Seller or any Affiliate of the Seller (other than the Company) (whether or not legally binding);

     (k) Contracts providing for future payments that are conditioned, in whole or in part, on a change in control of the Company;

     (l) powers of attorney, except routine powers of attorney relating to representation before governmental agencies or given in connection with qualification to conduct business in another jurisdiction;

     (m) Contracts not entered into in the ordinary course of business;

     (n) Contract or series of related Contracts with respect to which the aggregate amount that could reasonably expected to be paid or received thereunder in the future exceeds $100,000 per annum or an aggregate of $1,000,000 under the term of the Contract; and

     (o) Contracts that are or will be material to the Purchased Equipment or to the business, operations, results of operations, condition (financial or otherwise), assets or properties of the Company.

     Environmental Conditions: all environmental conditions and areas of concern
     ------------------------
identified in the Report of Opinions of Environmental Cost dated February 25, 1999 prepared by Bradburne, Briller & Johnson, LLC, or the Report of Phase I Environmental Site Assessments dated March 6, 1997 prepared by Law Engineering and Environmental Services, Inc., including, without limitation, Remedial Actions based on, arising out of or otherwise in respect of: (i) the
                                                              -
ownership or operation of the Real Property or the Purchased Equipment or the business of the Company; (ii) the environmental conditions existing on, under,
                          --
above, about or emanating from the Real Property; and (iii) expenditures
                                                       ---
necessary to cause the Real Property or any aspect of the Purchased Equipment or the business of the Company to be in compliance with any and all requirements of Environmental Laws as of the Closing Date, including, without limitation, all Consents issued under or pursuant to such Environmental Laws.

     Environmental Laws: all Laws relating to the protection of the environment,
     ------------------
to human health and safety, or to natural resources, including, without limitation, (a) CERCLA, the Resource Conservation and Recovery Act, and the
             -
Occupational Safety and Health Act, (b) all other requirements pertaining to
                                     -
reporting, licensing, permitting, investigation or remediation of emissions, discharges, releases or threatened releases of Hazardous Materials into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport or handling of Hazardous Materials, and (c) all other requirements pertaining to
                                      -
the protection of the health and safety of employees or the public.

     ERISA: the Employee Retirement Income Security Act of 1974, as amended.
     -----

     Financial Statements: (a) the financial statements of the Company as at and
     --------------------   -
for the years ended December 31, 1997 and 1998, together with reports on such year-end statements by the Company's independent public accountants, including in each case a balance sheet, a statement of loss, a statement of changes in stockholders' equity and a statement of cash flows, and accompanying notes and
(b) the unaudited balance sheet of the Company as of August 31, 1999.
 -

     Governmental Approval: any Consent of, with or to any Governmental
     ---------------------
Authority.

     Governmental Authority: any nation or government, any state or other
     ----------------------
political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof; any court, tribunal or arbitrator; and any self-regulatory organization.

     Hazardous Materials: any substance that: (a) is or contains asbestos, urea
     -------------------                       -
formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas or related materials (b) requires
                                                              -
investigation, removal or remediation under any Environmental Law, or is defined, listed or identified as a "hazardous waste" or "hazardous substance" thereunder, or (c) is toxic, explosive, corrosive, flammable, infectious,
                -
radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated by any Governmental Authority or Environmental Law.

     Indebtedness: as applied to any Person, means, without duplication, (a) all
     ------------                                                         -
indebtedness for borrowed money, (b) all obligations evidenced by a note, bond,
                                  -
debenture, letter of credit, draft or similar instrument, (c) that portion of
                                                           -
obligations with respect to capital leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (d) notes payable and
                                                       -
drafts accepted representing extensions of credit, (e) any obligation owed for
                                                    -
all or any part of the deferred purchase price of property or services, which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof, and (f) all indebtedness and obligations of the
                                    -
types described in the foregoing clauses (a) through (e) to the extent secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person.

     Initial Balance Sheet: as defined in Section 1.3.
     ---------------------

     Initial Purchase Amount: $33,747,225.57, as set forth in the Initial
     -----------------------
Balance Sheet delivered on the date hereof pursuant to Section 1.3.

     Insured Claim: as defined in Section 4.6.
     -------------

     Intellectual Property: the United States and foreign trademarks, service
     ---------------------
marks, trade names, trade dress, copyrights, and similar rights, including registrations and applications to register or renew the registration of any of the foregoing, the United States and foreign letters patent and patent applications, and inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, data and documentation, and all similar intellectual property rights, tangible embodiments of any of the foregoing (in any medium including electronic media), and licenses of any of the foregoing.

     IRS: the Internal Revenue Service.
     ---

     LGE: LG Electronics Inc., a corporation organized under the laws of the
     ---
Republic of Korea, of which the Buyer is a wholly-owned subsidiary.

     Law: all applicable provisions of all (a) constitutions, treaties,
     ---                                    -
statutes, laws (including the common law), codes, rules, regulations, ordinances or orders of any Governmental Authority, (b) Governmental Approvals and (c)
                                          -                              -
orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

     Leased Real Property: all interests leased pursuant to the Leases.
     --------------------

     Leases: the real property leases, subleases, licenses and occupancy
     ------
agreements pursuant to which the Seller or the Company is the lessee, sublessee, licensee, user or occupant of real property used in or held for use in connection with, necessary for the conduct or operation of, or otherwise material to, the Purchased Equipment or the business of the Company.

     Lien: any mortgage, pledge, deed of trust, hypothecation, right of others,
     ----
claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, charge or other restrictions or limitations of any nature whatsoever, including but not limited to such Liens as may arise under any Contract.

          Litigation: any action, cause of action, claim, demand, suit,
          ----------
     proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, pending or threatened, by or before any court, tribunal, arbitrator or other Governmental Authority.

          Material Adverse Effect: any (a) event, occurrence, fact, condition,
          -----------------------
     change, development or effect that is or may be materially adverse to the Purchased Equipment or to the business, operations, prospects, results of operations, condition (financial or otherwise), properties (including intangible properties), assets (including intangible assets) or liabilities of the Company or (b) material impairment of the ability of the Seller to perform its obligations hereunder.

          Mexican GAAP: as defined in Section 2.6(b).
          ------------

          Net Book Value: the book value (net of reserves) of all assets of the
          --------------
     Company less the book value of all liabilities of the Company which are reflected in the Initial Balance Sheet or the Closing Balance Sheet, as applicable.

          Notes: the Floating Rate Senior Secured Notes due 2009, issued by the
          -----
     Seller to LGE pursuant to the Seller's Prepackaged Plan of Reorganization, dated August 24, 1999.

          ordinary course of business: the usual, regular and ordinary course of
          ---------------------------
     business of the Company consistent with the past custom and practice thereof.

          Organizational Documents: as to any Person, its certificate or
          ------------------------
     articles of incorporation, by-laws and other organizational documents.

          Owned Real Property: the real property owned by the Company, together
          -------------------
     with all structures, facilities, improvements, fixtures, systems, equipment and items of property presently or hereafter located thereon or attached or appurtenant thereto or owned by the Company and located on Leased Real Property, and all easements, licenses, rights and appurtenances relating to the foregoing.

          PBGC: the Pension Benefit Guaranty Corporation.
          ----

          Person: any natural person, firm, partnership, association,
          ------
     corporation, company, trust, business trust, Governmental Authority or other entity.

          Plan: each "employee benefit plan," within the meaning of section 3(3)
          ----
     of ERISA (whether or not subject to ERISA) and each bonus, deferred compensation, incentive compensation, stock purchase, stock option or other equity based, severance, termination, change in control, retention, employment, hospitalization or other medical, life or insurance, disability, other welfare, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee compensation or benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to by any member of the Seller Group or by any trade or business thereof, whether or not incorporated, for the benefit of the Company or any employee, former employee, director or former director of the Company or with respect to which the Company has or could reasonably be expected to have any material liability (matured or unmatured, absolute or contingent).

          Purchased Equipment: the Specified Equipment and the Reynosa Leveraged
          -------------------
     Lease Equipment.

          Purchased Shares: as defined in Section 1.1.
          ----------------

          Real Property: the Owned Real Property and the Leased Real Property.
          -------------

          Release: any releasing, disposing, discharging, injecting, spilling,
          -------
     leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, leeching, migration, transporting, placing and the like, including without limitation, the moving of any materials through, into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

          Remedial Action: all actions required under Environmental Law to (i)
          ---------------                                                   -
     clean up, remove, treat or in any other way remediate any Hazardous Materials; (ii) prevent the release of Hazardous Materials so that they do
                 --
     not migrate or en-danger or threaten to endanger public health or welfare or the environment; or (iii) perform studies, investigations and care
                             ---
     related to any such Hazardous Materials.

          Representatives: as to any Person, its accountants, counsel,
          ---------------
     consultants (including actuarial, environmental and industry consultants), officers, directors, employees, agents and other advisors and representatives.

          Restructuring Agreement: the Amended and Restated Restructuring
          -----------------------
     Agreement, dated June 14, 1999, between the Seller and LGE.

          Reynosa Leveraged Lease Equipment: the equipment identified on
          ---------------------------------
     Schedule I to the Asset Sale and Purchase Agreement, dated the date hereof, between The Zenith Electronics Equipment Owner Trust 1997-II, a non-business trust organized under the laws of the State of Connecticut, and Zenith Texas.

          Rights: as defined in Section 4.4(e).
          ------

          Seller: as defined in the introductory paragraph of this Agreement.
          ------

          Seller Group: the Seller and its Subsidiaries, including (prior to the
          ------------
     consummation of the Closing) the Company.

          Specified Equipment: the equipment and other assets identified in
          -------------------
     Section 1(a) of the Disclosure Letter, dated August 7, 1998, from the Seller to LGE, as amended and modified by the Disclosure Letter, dated as of June 14, 1999, from the Seller to LGE, as further modified by written agreement between the Seller and LGE.

          Specified Real Property: (a) the land and buildings that comprise the
          -----------------------   -
     Company's production facilities #12, #13 and #27 in Reynosa, Mexico and all fixtures located thereon and (b) the Trailer Parking Area.
                                   -
          Subsidiaries: each corporation or other Person in which a Person owns
          ------------
     or controls, directly or indirectly, capital stock or other equity interests representing more than 50% of the outstanding voting stock or other equity interests.

          Tax: any federal, state, local or foreign income, alternative,
          ---
     minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental (including taxes under section 59A of the Code), real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers' compensation, withholding, estimated or other similar tax, duty, fee, assessment or other governmental charge or deficiencies thereof (including all interest and penalties thereon and additions thereto).

          Trailer Parking Area: the trailer parking area formerly associated
          --------------------
     with the Company's production facilities #12A, #13A and #27 in Reynosa, Mexico and all fixtures located thereon.

          Treasury Regulations: the regulations prescribed under the Code.
          --------------------

          Wyckoff Share: as defined in the third recital to this Agreement.
          -------------

          Zenith Shares: as defined in the third recital to this Agreement.
          -------------

          Zenith Texas: Zenith Electronics Corporation of Texas, a Texas
          ------------
     corporation and a wholly-owned subsidiary of the Seller.

          Zenith Texas Shares: as defined in the third recital to this
          -------------------
     Agreement.

          11.  Miscellaneous.
               -------------

          11.1 Expenses. Except as otherwise specifically provided for in this
               --------
Agreement, the Seller, on the one hand, and the Buyer, on the other hand, shall bear their respective expenses, costs and fees (including attorneys', auditors' and financing commitment fees) in connection with the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the transactions contemplated hereby shall be consummated.

          11.2 Notices. All notices, requests, demands, waivers and other
               -------
communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered
                                                           -
personally, (b) mailed, certified or registered mail with postage prepaid, (c)
             -                                                              -
sent by next-day or overnight mail or delivery or (d) sent by telecopy or
                                                   -
telegram, as follows:

          (1)  if to the Buyer,

                    LG Electronics Alabama, Inc.
                    201 James Record Road
                    Huntsville, Alabama 35824-0126
                    Telecopy:  (256) 772-6129
                    Telephone: (256) 772-4500
                    Attention: Ki Jong Kim

               and to:

                    LG Electronics Inc.
                    LG Twin Towers
                    20, Yoido-dong
                    Youngdungpo-gu
                    Seoul, Korea 150-721
                    Telepcopy: 011-82-2-3777-5303
                    Telephone: 011-82-2-3777-3049
                    Attention: Chief Financial Officer

               and to:

                    LG Electronics Inc.
                    6133 North River Road
                    Rosemont, IL 60018
                    Telecopy:  (847) 692-3576
                    Telephone: (847) 692-4630
                    Attention: Nam K. Woo

               with a copy to:

                    Debevoise & Plimpton
                    875 Third Avenue
                    New York, New York 10022
                    Telecopy:  (212) 909-6836
                    Telephone: (212) 909-6000
                    Attention: Steven R. Gross

          (2)  if to the Seller,

                    Zenith Electronics Corporation
                    1000 Milwaukee Avenue
                    Glenview, Illinois 60025-2493
                    Telecopy:  (847) 391-8584
                    Telephone: (847) 391-8064
                    Attention: Richard F. Vitkus, General Counsel

               with a copy to:

                    Kirkland & Ellis
                    200 East Randolph Drive
                    Chicago, IL 60601
                    Telecopy:  (312) 861-2200
                    Telephone: (312) 861-2200
                    Attention: James H.M. Sprayregen

or, in each case, at such other address as may be specified in writing to the other parties hereto.

          All such notices, requests, demands, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day
                                       -
after such delivery, (x) if by certified or registered mail, on the seventh
                      -
business day after the mailing thereof, (y) if by next-day or overnight mail or
                                         -
delivery, on the day delivered, (z) if by telecopy or telegram, on the next day
                                 -
following the day on which such telecopy or telegram was sent, provided that a copy is also sent by certified or registered mail.

          11.3 Governing Law, etc. THIS AGREEMENT SHALL BE GOVERNED IN ALL
               ------------------
RESPECTS, INCLUDING AS TO VALIDITY,

INTERPRETATION AND EFFECT, BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES THEREOF (OTHER THAN SECTION 5-1411 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK). The Buyer and the Seller hereby irrevocably submit to the jurisdiction of the courts of the State of Illinois and the Federal courts of the United States of America located in Chicago, Illinois solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby. Each of the Buyer and the Seller irrevocably agrees that all claims in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, or with respect to any such action or proceeding, shall be heard and determined in such an Illinois State or Federal court, and that such jurisdiction of such courts with respect thereto shall be exclusive, except solely to the extent that all such courts shall lawfully decline to exercise such jurisdiction. Each of the Buyer and the Seller hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that it is not subject to such jurisdiction. Each of the Buyer and the Seller hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or

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

any such document may not be enforced in or by such courts. The Buyer and the Seller hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 11.2 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

          11.4 Binding Effect. This Agreement shall be binding upon and inure to
               --------------
the benefit of the parties hereto and their respective heirs, successors and permitted assigns.

          11.5 Assignment. This Agreement shall not be assignable or otherwise
               ----------
transferable by any party hereto without the prior written consent of the other party hereto, and any purported assignment or other transfer without such consent shall be void and unenforceable; provided, that the Buyer may assign
                                         --------
this Agreement to any Affiliate of the Buyer without the prior written consent of the Seller.

          11.6 No Third Party Beneficiaries. Nothing in this Agreement shall
               ----------------------------
confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

          11.7 Amendment; Waivers, etc. No amendment, modification or discharge
               -----------------------
of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no

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

way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach. The representations and warranties of the Seller shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Buyer (including but not limited to by any of its advisors, consultants or representatives) or by reason of the fact that the Buyer or any of such advisors, consultants or representatives knew or should have known that any such representation or warranty is or might be inaccurate.

          11.8 Entire Agreement. This Agreement constitutes the entire agreement
               ----------------
and supersede all prior agreements and understandings (including, without limitation, the

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

Restructuring Agreement), both written and oral, between the parties with respect to the subject matter hereof.

          11.9  Severability. If any provision, including any phrase, sentence,
                ------------
clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

          11.10 Headings. The headings contained in this Agreement are for
                --------
purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

          11.11 Counterparts. This Agreement may be executed in several
                ------------
counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

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

          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                              ZENITH ELECTRONICS CORPORATION


                              By ____________________________________
                                 Name:
                                 Title:


                              LG ELECTRONICS ALABAMA, INC.


                              By ____________________________________
                                 Name:
                                 Title:

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